Exhibit 99.1

U.S. News	General Motors GM Communications Detroit, Mich., USA media.gm.com

For Release: 10:45 a.m. EST

May 3, 2011

Fuel-Efficient Vehicles Propel General Motors April

U.S. Sales Increase of 27 Percent

•	Chevrolet Cruze posts best month since launch with 25,160 total sales

•	GMC Terrain, Chevrolet Equinox set April sales records

•	Retail sales rose 25 percent for April; up 35 percent year to date

•	Incentives decline more than 10 percent while retail sales rise 4 percent from March

DETROIT – General Motors dealers in the United States reported 232,538 total sales in April, a 27-percent increase versus April a year ago. Solid gains by GM’s lineup of fuel-efficient passenger cars and crossovers powered the gains, led by the best sales month for the Chevrolet Cruze and record sales for the Chevrolet Equinox and GMC Terrain compact crossovers.

Retail sales, those to individual customers, rose 25 percent versus last April with cars and crossovers up 49 percent and 28 percent, respectively. Retail sales for the Cruze were 180 percent higher than the Chevrolet Cobalt it replaced. The Equinox and Terrain also posted retail sales records, up 53 and 61 percent respectively.

With gasoline averaging almost $4 per gallon, consumers are beginning to trade in larger vehicles for smaller, more fuel efficient ones.

“Recently, rising fuel prices have led many to re-think their vehicle choice,” said Don Johnson, vice president, U.S. Sales Operations. “Because of the investments we’ve made in fuel-efficiency and global product architectures, the company is well positioned to meet these needs.”

During the first quarter of 2011, the company’s retail share of the small, compact and compact crossover segments improved by an estimated 3.4 full share points, compared to the first quarter of 2010. Much of this improvement is due to improved availability of the popular Equinox and Terrain and the launch of the all-new Cruze.

Compared to March, retail sales rose 4 percent though incentive spending decreased more than 10 percent, Johnson said.

April deliveries to commercial accounts rose 21 percent – the 13th consecutive month of commercial sales gains.

GM’s Newest Vehicles Retail Sales Soar 76 Percent in April

Combined retail sales for vehicles launched since June 2009 – Chevrolet Equinox, Silverado HD, Cruze, Camaro Convertible and Volt; Buick LaCrosse and Regal; GMC Sierra HD and Terrain; and Cadillac SRX, CTS Wagon and CTS Coupe – jumped 76 percent during April and are up 76 percent for the year through April.

Passenger Cars

Total sales of GM passenger cars improved 50 percent during April, led by the sale of 25,160 Cruzes and 24,701 Chevrolet Malibus. Retail sales of GM passenger cars climbed 49 percent for the month. The Cruze and Chevrolet Camaro Convertible recorded their highest retail sales since launch. For the year-to-date, retail sales of GM’s passenger cars were up 49 percent, also led by the Cruze, up 195 percent for the year compared to the Chevrolet Cobalt.

Crossovers

The Chevrolet, GMC and Cadillac brands each set April total and retail sales records for crossover sales, driven by a 49-percent increase in combined retail sales by the Equinox, Terrain and SRX. The three also set individual April records for retail sales. For the year-to-date, retail sales of GM’s industry-leading crossovers were up 29 percent.

Pickups

Total combined sales of Chevrolet Silverado and Avalanche, and GMC Sierra increased 2 percent; with retail sales down 2 percent versus a year ago. For the year-to-date, retail sales for GM’s full-size pickups are up 26 percent, while total sales of 172,070 units represent a 22-percent increase.

Month-end dealer inventory in the United States stood at about 577,000 units, up about 3,000 units compared to March and about 149,000 higher than April 2010.

Brand Key Facts:

•

Chevrolet: Chevrolet dealers delivered 169,794 total vehicles in April, a 25-percent increase versus last year. Retail sales for Chevrolet were up 25 percent. Cruze retail sales were 180 percent higher than the Chevrolet Cobalt. Equinox retail sales increased 53 percent (read more).

•

Buick: Buick reported 18,413 total sales, a 51-percent increase compared to April 2010. This includes a 35-percent rise in year-over-year retail sales, led by demand for the all-new Regal, which is attracting large numbers of non-GM owners to the brand. April was the 19th consecutive month of year-over-year sales gains for the brand (read more).

•

GMC: GMC reported total sales of 31,204, a 29-percent increase compared to the same month last year, also the 19th consecutive month of year-over-year sales increases. Retail sales were 23 percent higher than last year, driven by continued strong retail demand for the Terrain, with sales up 61 percent (read more).

•

Cadillac: Cadillac reported total sales of 13,127 for April – 16 percent higher than last April, with retail sales increasing 25 percent. April was the 15th consecutive month of year-over-year total and retail sales gains. CTS retail sales continued to set the pace, rising 52 percent, driven by strong demand for the CTS Coupe (read more).

•

Fleet sales for GM’s four brands were 75,868 for the month, a 31-percent increase for the month, with sales to commercial customers increasing 21 percent – the 13th consecutive month of commercial fleet sales gains. Fleet accounted for 33 percent of GM total sales during the month.

About General Motors – General Motors (NYSE: GM, TSX: GMM), one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 202,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 30 countries, and sell and service these vehicles through the following brands: Baojun, Buick, Cadillac, Chevrolet, GMC, Daewoo, Holden, Isuzu, Jiefang, Opel, Vauxhall, and Wuling. GM’s largest national market is China, followed by the United States, Brazil, the United Kingdom, Germany, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on the new General Motors can be found at www.gm.com.

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CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-410-2704

For release: April 3, 2010, 10:45 AM EDT

Cars, Crossovers Drive Chevy April Sales up 25 Percent

Retail sales climb 25 percent, driven by demand for Cruze, Equinox and Malibu

DETROIT – With the price of gasoline above $4 a gallon in many parts of the United States, more customers are choosing Chevrolet’s fuel efficient cars and crossovers.

In April, Chevrolet sold a total of 169,794 vehicles, for a 25 percent increase in both total and retail sales over the same month a year ago. Driven by consumer demand for fuel efficiency, nearly 40 percent of brand’s total sales in April were from three fuel-efficient vehicles: the Chevrolet Cruze, Malibu, and Equinox.

“Our lineup of gas-friendly vehicles like Cruze, Malibu, and Equinox, Chevrolet offer drivers more miles per gallon without sacrificing performance, style or value,” said Alan Batey, U.S. vice president, Chevrolet Sales and Service. “Clearly, that is resonating with car buyers today.”

Fuel economy is especially important for Californian drivers, according to Joe Herold, president of Quality Chevrolet in Escondido, Calif.:

“With gas as high as $4.50 a gallon in parts of California, the number of miles per gallon is just as important as the monthly payment for many shoppers,” Herold said. “That demand for fuel economy has made the Cruze one of our most popular models – we sold five times more Cruzes in April than we did the Chevrolet Cobalts last year.”

Nationally, Chevrolet sold a record 25,160 Cruze compact cars in April – the most compact cars Chevrolet has sold since May of 2008. In April, retail sales – those to individual customers – were nearly three times higher than Cobalt a year ago.

The four-cylinder Cruze offers hybrid-like fuel economy – up to 42 mpg highway – without the hybrid price. The Cruze is also attracting customers who want both fuel economy and upscale features: For 2011, nearly one in four Cruze buyers chose a model equipped with heated, leather seats.

In April, Chevrolet sold a total of 24,701 Malibu midsize cars – up 49 percent from a year ago. Malibu retail sales are up 8 percent for April and 4 percent for the year compared with 2010 – which was the best year for Malibu retail sales since 2000.

With the standard 2.4L Ecotec four-cylinder engine and six-speed automatic, the Malibu delivers 33 mpg on the highway. That fuel efficiency helped Malibu become the only midsize car to be named a “Best Buy” by Consumers Digest three years in a row.

In April, Chevrolet sold a total of 17,067 Equinox – up 42 percent from a year ago, and the best April sales ever for the compact crossover.

Equipped with the standard 2.4L four-cylinder Ecotec engine and six-speed automatic, the front-wheel-drive Equinox delivers 32 mpg highway, better than the Honda CR-V, Toyota RAV4 and the Ford Escape Hybrid. Equinox was named the Best in Class compact SUV in Auto Pacific’s 2010 Ideal Vehicle Awards.

About Chevrolet

Founded in Detroit in 1911, Chevrolet celebrates its centennial as a global automotive brand with annual sales of about 4.25 million vehicles in more than 130 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. The Chevrolet portfolio includes iconic performance cars such as Corvette and Camaro; dependable, long-lasting pickups and SUVs such as Silverado and Suburban; and award-winning passenger cars and crossovers such as Spark, Cruze, Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly to gas-free" solutions including Cruze Eco and Volt. Cruze Eco offers 42 mpg highway while Volt offers 35 miles of electric, gasoline-free driving and an additional 344 miles of extended range. Most new Chevrolet models offer OnStar safety, security and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response and Stolen Vehicle Slowdown. More information regarding Chevrolet models can be found at www.chevrolet.com.

# # #

Buick Retail Sales Flourish in April, Up 35 Percent

Demand for fuel-efficient vehicles propel Buick’s 19th straight month of sales gains

DETROIT – Buick achieved its 19th consecutive month of retail sales gains in April, growing 35 percent year over year with total sales up 51 percent. The brand’s sales to individual customers also have increased 45 percent and its total sales are up 43 percent, calendar year to date.

“Luxury car and crossover shoppers as well as our dealers have made Buick the fastest-growing major automotive brand in the United States,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “With more new models coming to our showrooms this year, we expect Buick’s momentum to continue.”

Buick also is the fastest-growing brand among African-Americans, according to a recent Polk report. Buick increased annual registrations among African-American car buyers by more than 72 percent in 2010 – nearly 20 percentage points higher than its nearest competitor.

Interest in Buick is on the rise among consumers in general. At Main Street in Motion, a touring test-drive event that pits Buick against other brands, exit polls revealed that public opinion of Buick improved by 125 percent and purchase consideration improved by 65 percent.

Retail sales of LaCrosse increased 5 percent in April, with total sales up 8 percent. The full-size sedan recently received a five-star overall safety rating in the National Highway Traffic Safety Administration’s New Car Assessment Program. LaCrosse sales are expected to grow even more this summer with the introduction of the 2012 LaCrosse with eAssist™, which is expected to deliver class-leading highway fuel economy of 37 mpg.

With crossovers gaining in popularity, Enclave momentum continued to grow in April with retail sales up 6 percent and total sales up 14 percent, year over year. One reason for the Enclave’s sales success is its fuel economy, 24 mpg highway (2WD), which is better than any eight-passenger crossover.

Enclave, a four-time winner of Consumer Digest’s Best Buy award, has the highest conquest rate of any Buick, with 48 percent coming from non-GM brands. Approximately 40 percent of all Buick buyers come from non-GM brands and 18 percent come from imports.

In April, Buick markets with year-over-year increases included Miami, Houston and Boston.

“It’s pretty amazing,” said Mark Nazaradi, general manager of Williamson Buick Cadillac GMC in the Miami area. “Just about every Buick buyer we see is trading in a Lexus, BMW or other import brand.”

One year after its launch, demand for Regal continued to accelerate in April, with retail sales up 19 percent and total sales up 24 percent month over month. The boost reflects increased availability of the all-new Regal CXL Turbo, which accounted for 32 percent of the sport sedan’s retail sales in April. The turbo’s 2.0-liter direct-injection four-cylinder engine delivers better horsepower and torque than the Acura TSX, and with its manual six-speed transmission, it also delivers better fuel economy with an EPA-rated 32 mpg highway.

The Regal lineup will grow in the second half of the year with the introduction of the high- performance 2012 Regal GS and fuel efficient 2012 Regal eAssist.

About Buick

Buick is a modern luxury brand offering vehicles with sculpted designs, luxurious interiors with thoughtful personal technologies, along with responsive-yet-efficient performance. Buick is attracting new customers with its portfolio of award-winning models, including the Enclave crossover, LaCrosse sedan, Regal sport sedan and highly anticipated all-new 2012 Buick Verano compact luxury sedan. Buick is the fastest growing major brand in the U.S. and remains a best-selling brand in China, with continuing record growth. Learn more about Buick cars and crossovers at www.buick.com, on Twitter @buick or at www.facebook.com/buick.

# # #

GMC Retail Sales Thrive in April, Up 23 Percent

Terrain, Acadia, Sierra and Yukon drive GMC to 19th straight month of gains

DETROIT – GMC attained its 19th consecutive month of retail sales gains in April, surging 23 percent, with total sales up 29 percent year over year. The brand’s sales to individual customers also have increased 31 percent and its total sales are up 30 percent for the calendar year to date.

“Strong demand for professional grade, fuel-efficient trucks, crossovers and sport utilities continued to bring consumers to GMC dealerships in April,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “Terrains, in particular, are moving off of dealer lots faster than segment and industry averages. More people are discovering how Terrain and Acadia deliver both utility and fuel efficiency.”

With more consumers seeking fuel-efficient vehicles, Terrain achieved a 61-percent increase in retail sales and a 64-percent increase in total sales year over year. The small SUV delivers segment-leading EPA-rated 32 mpg in highway driving.

Coming to the 2012 Terrain is GMC IntelliLink, a simple-to-use, customizable infotainment system and expanded wireless capability.

Demand for a fuel-efficient crossovers attracted customers to Acadia last month, with retail sales up 29 percent and total sales up 42 percent. Acadia offers the best highway fuel economy, 24 mpg highway (2WD), of any eight-passenger crossover SUV.

Acadia and Terrain combined represented 50 percent of GMC’s sales in April, and are in a dead heat for the highest conquest rate. Nearly half of all Acadia and Terrain customers are coming from non-GM brands.

Even with crossover sales excelling, the demand for Professional Grade work trucks isn’t letting up. The Sierra lineup’s retail sales grew 8 percent in April, with total sales up 12 percent. Sierra sales were led by its HD models, which were up 22 percent year over year. Sierra 2500HD recently earned Truck Trend magazine’s “Best in Class” accolade in the work truck category.

Truck Trend also named Yukon the “Best in Class” full-size SUV. In April, Yukon/XL’s combined retail sales were up 5 percent while its combined total sales – retail and fleet – were down 13 percent year over year.

In April, GMC markets with significant year-over-year increases included New York, Phoenix and Chicago.

“Fuel efficiency is definitely helping to drive sales of Acadia and Terrain,” said Henry Brown, a GMC dealer in the Phoenix metropolitan area. “At the same time we’re seeing strong interest in our Denali models. People have been fiscally conservative the last couple of years and are ready to get into a nicer vehicle. Denali gives them the step up they’ve been wanting.”

Denali is a core brand for GMC, providing a unique blend of Professional Grade capability along with exclusive styling and premium content. Demand for Denali has more than doubled so far this year, contributing to the 19-month string of GMC sales increases.

“For many of our customers, Denali is a brand of its own. There is nothing else like it on the market,” Brown said. “Denali gives them the comforts of a passenger car in a professional grade truck. It’s a winning combination.”

About GMC

GMC has built trucks since 1902, and is one of the industry's healthiest brands. Today GMC is evolving to offer more fuel-efficient trucks and crossovers, including the Terrain small SUV and Acadia crossover. The new GMC Sierra Heavy Duty pickups are the most capable and powerful trucks in the market. Innovation and engineering excellence are woven into all GMCs, including the Yukon and Yukon XL SUVs and full line of Sierra pickups. Today, GMC is the only manufacturer offering three full-size hybrid trucks. Details on all GMC models are available at www.gmc.com, on Twitter at @thisisgmc or at www.facebook.com/gmc.

###

Contact:

Kelly Cusinato

313-402-4871

kelly.cusinato@gm.com

For Release Tuesday, May 3, 2011, 10:45 EDT Cadillac U.S. Sales Rise 16 percent in April

•	Cadillac retail sales up 25 percent in April

•	CTS sales up 29 percent total, 52 percent retail

•	SRX records 21 straight months of year-over-year sales gains

DETROIT – Cadillac reported today its total U.S. sales increased 16 percent in April to 13,127 led by the CTS family of luxury sports cars and SRX crossover.

The CTS Sedan, Wagon and Coupe posted total sales of 4,220 in April for a 29 percent increase compared to the same month last year. CTS retail sales for April rose 52 percent. It was the best April since 2008 for total and retail CTS sales.

SRX total sales rose 12 percent in April to 4,380. SRX retail sales were up 20 percent. Dramatically redesigned for the 2010 model year, the SRX has posted year-over-year sales gains for 21 consecutive months. It was the best April ever for total and retail SRX sales.

Along with the sales increases, Cadillac was honored in April with three Kelley Blue Book 2011 Brand Image Awards, the most by any brand. Kelley Blue Book named Cadillac winner of Best Exterior Design Brand in the Luxury category as well as Best Interior Design Brand and Best Comfort Brand among all classes.

Cadillac also completed in April its second straight year of customer service training programs with hotelier Ritz-Carlton. This year’s 10-city dealer-meeting tour trained more than 4,000 Cadillac sales and service personnel.

“Cadillac’s success is being driven by great products and a focus on customer service,” said Kurt McNeil, vice president of Cadillac Sales and Service. “We’re attracting new and returning customers to the dealerships with a line-up that offers distinctive design and outstanding performance. We’re also providing a heightened emphasis on customer service that we’re confident will pay off with long-term loyalty to the brand.”

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

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CONTACT:

Brian Corbett

Cadillac Communications

Mobile 586-612-6569

brian.corbett@cadillac.com

GM U.S. Deliveries for April 2011 - Divisional Brand Level

*S/D Curr: 27	April				(Calendar Year-to-Date) January - April
*S/D Prev: 26	2011	2010	% Chg Volume	%Chg per S/D	2011	2010	%Chg Volume
Vehicle Total	232,538	183,997	26.4	21.7	825,083	661,319	24.8
Brand Total	232,538	183,091	27.0	22.3	825,083	652,444	26.5
Other Brand Total	0	906	***.*	***.*	0	8,875	***.*

GM Vehicle Deliveries by Marketing Division

	2011	2010	%Chg Volume	%Chg per S/D	2011	2010	%Chg Volume
Buick Total	18,413	12,181	51.2	45.6	63,152	44,317	42.5
Cadillac Total	13,127	11,317	16.0	11.7	53,639	40,669	31.9
Chevrolet Total **	169,794	135,369	25.4	20.8	586,299	473,827	23.7
GMC Total **	31,204	24,224	28.8	24.0	121,993	93,631	30.3
Brand Total	232,538	183,091	27.0	22.3	825,083	652,444	26.5
HUMMER Total	0	481	***.*	***.*	0	1,336	***.*
Pontiac Total	0	52	***.*	***.*	0	634	***.*
Saab Total	0	0	***.*	***.*	0	608	***.*
Saturn Total	0	373	***.*	***.*	0	6,297	***.*
Other Brand Total	0	906	***.*	***.*	0	8,875	***.*

GM Vehicle Total	232,538	183,997	26.4	21.7	825,083	661,319	24.8

*	Twenty-seven selling days for the April period this year and twenty-six for last year.
**	Calendar Year 2010 includes GMC & Chevrolet dealer deliveries of commercial vehicles distributed by American Isuzu Motors, Inc.

Sales Reporting and Data Management	Page 1 of 2

GM U.S. Deliveries for April 2011 by Model

	April				(Calendar Year-to-Date) January - April
	2011	2010	% Chg Volume	%Chg per S/D	2011	2010	%Chg Volume
Selling Days (S/D)	27	26

Enclave	5,230	4,599	13.7	9.5	19,675	16,971	15.9
LaCrosse	5,649	5,236	7.9	3.9	18,588	19,581	-5.1
Lucerne	3,009	2,346	28.3	23.5	10,681	7,765	37.6
Regal	4,525	0	***.*	***.*	14,208	0	***.*
Buick Total	18,413	12,181	51.2	45.6	63,152	44,317	42.5

CTS	4,220	3,278	28.7	24.0	18,519	11,403	62.4
DTS	1,906	1,785	6.8	2.8	6,363	5,160	23.3
Escalade	970	1,250	-22.4	-25.3	4,964	5,174	-4.1
Escalade ESV	628	602	4.3	0.5	2,608	2,216	17.7
Escalade EXT	135	148	-8.8	-12.2	604	530	14.0
SRX	4,380	3,904	12.2	8.0	18,339	14,770	24.2
STS	887	330	168.8	158.8	2,240	1,295	73.0
XLR	1	20	-95.0	-95.2	2	121	-98.3
Cadillac Total	13,127	11,317	16.0	11.7	53,639	40,669	31.9

Avalanche	1,339	1,530	-12.5	-15.7	5,805	5,550	4.6
Aveo	4,645	2,777	67.3	61.1	12,859	10,861	18.4
Camaro	10,852	9,150	18.6	14.2	30,824	29,907	3.1
Chevy C/T Series	0	1	***.*	***.*	0	4	***.*
Chevy W Series	0	32	***.*	***.*	0	143	***.*
Cobalt	37	13,701	-99.7	-99.7	679	51,080	-98.7
Colorado	2,789	2,010	38.8	33.6	10,160	7,241	40.3
Corvette	1,454	1,089	33.5	28.6	4,293	3,522	21.9
Cruze	25,160	0	***.*	***.*	75,365	0	***.*
Equinox	17,067	11,987	42.4	37.1	60,297	42,366	42.3
Express	5,885	4,806	22.5	17.9	21,030	15,477	35.9
HHR	6,222	5,383	15.6	11.3	27,435	21,660	26.7
Impala	21,071	16,144	30.5	25.7	70,612	54,417	29.8
Kodiak 4/5 Series	0	141	***.*	***.*	0	642	***.*
Kodiak 6/7/8 Series	0	22	***.*	***.*	0	80	***.*
Malibu	24,701	16,536	49.4	43.8	73,446	65,875	11.5
Silverado-C/K Pickup	29,342	29,618	-0.9	-4.6	121,797	102,098	19.3
Suburban (Chevy)	3,613	5,087	-29.0	-31.6	11,298	12,967	-12.9
Tahoe	5,458	6,309	-13.5	-16.7	22,651	20,484	10.6
TrailBlazer	0	19	***.*	***.*	11	144	-92.4
Traverse	9,666	9,020	7.2	3.2	36,034	29,259	23.2
Uplander	0	7	***.*	***.*	0	50	***.*
Volt	493	0	***.*	***.*	1,703	0	***.*
Chevrolet Total	169,794	135,369	25.4	20.8	586,299	473,827	23.7

Acadia	6,912	4,877	41.7	36.5	26,600	23,639	12.5
Canyon	619	527	17.5	13.1	2,843	2,352	20.9
Envoy	0	6	***.*	***.*	1	51	-98.0
GMC C/T Series	0	2	***.*	***.*	0	45	***.*
GMC W Series	0	41	***.*	***.*	0	206	***.*
Savana	2,784	1,228	126.7	118.3	5,475	3,896	40.5
Sierra	10,523	9,360	12.4	8.3	44,468	32,862	35.3
Terrain	7,205	4,404	63.6	57.5	27,065	17,380	55.7
Topkick 4/5 Series	0	118	***.*	***.*	0	577	***.*
Topkick 6/7/8 Series	0	26	***.*	***.*	0	147	***.*
Yukon	1,937	1,942	-0.3	-4.0	9,501	6,769	40.4
Yukon XL	1,224	1,693	-27.7	-30.4	6,040	5,707	5.8
GMC Total	31,204	24,224	28.8	24.0	121,993	93,631	30.3

Brand Total	232,538	183,091	27.0	22.3	825,083	652,444	26.5

HUMMER Total	0	481	***.*	***.*	0	1,336	***.*

Pontiac Total	0	52	***.*	***.*	0	634	***.*

Saab Total	0	0	***.*	***.*	0	608	***.*

Saturn Total	0	373	***.*	***.*	0	6,297	***.*

Other Brand Total	0	906	***.*	***.*	0	8,875	***.*

GM Vehicle Total	232,538	183,997	26.4	21.7	825,083	661,319	24.8

Sales Reporting and Data Management	Page 2 of 2